Exhibit 5.1

Graubard Miller The Chrysler Building 405 Lexington Avenue New York, N.Y. 10174-1101 (212) 818-8800
facsimile
(212) 818-8881

July 30, 2019

Nesco Holdings, Inc.

1300 17th Street, Suite 820

Arlington, VA 22209

Re:	Nesco Holdings, Inc. Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-230817)

Ladies and Gentlemen:

We have acted as counsel to Nesco Holdings, Inc., a Delaware corporation (f/k/a Capitol Investment Corp. IV, the “Company”), in connection with Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-230817), declared effective on June 10, 2019 (the “Registration Statement”), and the transactions contemplated by the Agreement and Plan of Merger, dated as of April 7, 2019, as amended (“Merger Agreement”), by and among the Company, Capitol Intermediate Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Intermediate Holdings”), Capitol Investment Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), Capitol Investment Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“New HoldCo”), NESCO Holdings, LP, a Delaware limited partnership (the “Nesco Owner”), and NESCO Holdings I, Inc., a Delaware corporation (“Nesco”). Such transactions include (i) the Company’s deregistration under the Cayman Islands Companies Law (2018 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Company’s jurisdiction of incorporation was changed by way of continuation from the Cayman Islands to the State of Delaware (the “Domestication”), (ii) the merger of Merger Sub with and into Nesco, with Nesco surviving as a wholly-owned subsidiary of the Company (the “Initial Merger”), and (iii) immediately after the Initial Merger, the merger of Nesco with and into New HoldCo, with New HoldCo surviving as an indirect wholly-owned subsidiary of the Company (the “Subsequent Merger”, and together with the Initial Merger, the “Mergers”). As used herein, references to “Capitol” refer to the Company prior to the Domestication and references to the “Company” refer to the Company after the Domestication.

On July 30, 2019 (the “Domestication Date”), the Company changed its jurisdiction of incorporation by effecting a deregistration under Article 206 of the Cayman Islands Companies Law (2018 Revision) and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication (the “Certificate of Domestication”) and a Certificate of Incorporation (as defined below), in each case, in respect of the Company with the Secretary of State of the State of Delaware (the “DE Secretary of State”). The Domestication was approved by the shareholders of Capitol.

July 30, 2019

On the Domestication Date, as a result of the Domestication, the outstanding Class A ordinary shares of Capitol automatically converted into shares of common stock of the Company, par value $0.0001 per share (“Common Stock”) on a one-for-one basis. The outstanding warrants of Capitol automatically converted into warrants (“Warrants”) each whole Warrant to purchase a corresponding number of shares of Common Stock following the Domestication, on a one-for-one basis, beginning 30 days after the consummation of the Mergers. The Class B ordinary shares of Capitol automatically converted into shares of Common Stock on a one-for-one basis following the Domestication. The units of Capitol automatically became units of the Company following the Domestication, each unit containing one share of Common Stock and one-third of one Warrant, and, upon the consummation of the Mergers any remaining units will be separated into their components and the separate existence of the units will end.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Certificate of Domestication; (iii) the Certificate of Incorporation of the Company filed with the DE Secretary of State on the Domestication Date (the “Certificate of Incorporation”); (iv) the Bylaws adopted by the Company in connection with the Domestication; (v) the Amended and Restated Warrant Agreement, dated as of the Domestication Date, between the Company and Continental Stock Transfer & Trust Company; and (vi) the Common Stock Certificate and Warrant Certificate of the Company.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including with respect to the filing procedure for effecting a domestication under Section 388 of the DGCL.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that: (i) prior to effecting the Domestication, Capitol’s shareholders approved the Domestication in compliance with the applicable laws of the Cayman Islands and in accordance with Capitol’s amended and restated memorandum and articles of association; and (ii) all other necessary action was taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication were obtained.

July 30, 2019

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.       Upon the filing of the Certificate of Domestication simultaneously with the Certificate of Incorporation with the DE Secretary of State, the Domestication became effective and the Company continued as a corporation incorporated under the laws of the State of Delaware.

2.       Upon effectiveness of the Domestication, the issued and outstanding Class A ordinary shares of Capitol automatically converted by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

3.       Upon effectiveness of the Domestication, the issued and outstanding Class B ordinary shares of Capitol automatically converted by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

4.       Upon effectiveness of the Domestication, each issued and outstanding warrant of Capitol became a Warrant of the Company, valid, binding, and enforceable against the Company in accordance with the terms of the Warrants, except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.       The shares of Common Stock issuable upon exercise of the Warrants, when issued in the manner and on the terms described in the Registration Statement and the Merger Agreement and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon and limited to the laws of the State of New York and the DGCL (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

July 30, 2019

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the proxy statement/prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Graubard Miller

Graubard Miller

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